EXHIBIT 23.4
[Q Advisors LLC Letterhead]
April 12, 2006
Board of Directors
InfoNow Corporation
Suite 1100
1875 Lawrence Street
Denver, CO 80202
CONSENT OF Q ADVISORS, LLC
We hereby consent to the inclusion of our opinion letter dated December 23, 2005 to the Board of Directors of InfoNow Corporation (the “Company”) attached as Annex C to the Proxy Statement/Prospectus (the “Prospectus”) which is part of the Registration Statement on Form S-4 filed by Halo Technology Holdings, Inc. in connection with the proposed merger of Halo Technology Holdings, Inc. and the Company, and to the references to our firm in the Prospectus under the headings “The Merger – Background of the Merger”, “The Merger – InfoNow’s Reasons for the Merger”, “The Merger – Opinion of InfoNow’s Financial Advisor”, and “InfoNow Management’s Discussion and Analysis or Plan of Operation – General Information and Overview”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.
Q ADVISORS, LLC
By: Q Consulting & Advisors, Inc., Manager
By: /s/ Robert Kaufman
Denver, Colorado
April 12, 2006